UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Rule 14a-12

inTEST Corporation
(Name of Registrant as Specified In Its Charter)

____________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
______________________________________

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[ ]	Fee paid previously with preliminary materials.
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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	(4)	Date Filed: ______________________________________

inTEST CORPORATION
7 Esterbrook Lane
Cherry Hill, New Jersey 08003

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 13, 2007

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders of inTEST Corporation will be held in our offices located at 7 Esterbrook Lane, Cherry Hill, New Jersey, on Wednesday, June 13, 2007, at 11:00 A.M. Eastern Daylight Time, to consider and vote on the following matters described in the accompanying Proxy Statement:

1.

Election of the members of the Board of Directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified, or until their earlier resignation, retirement or removal;

2.	Approval of the inTEST Corporation 2007 Stock Plan;
3.	Ratification of the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2007; and
4.	Such other business as may properly be brought before the meeting or any adjournment thereof.

The Board of Directors has fixed April 18, 2007, at the close of business, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

By Order of the Board of Directors,

/s/ Hugh T. Regan, Jr.
Hugh T. Regan, Jr.
Secretary

April 30, 2007

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, please complete, date, sign and mail your proxy card promptly in order that the necessary quorum may be represented at the meeting. If your shares are held in a brokerage account or by another nominee record holder, please be sure to mark your voting choices on the voting instruction card that accompanies this proxy statement. The enclosed envelope requires no postage if mailed in the United States.

inTEST CORPORATION
7 Esterbrook Lane
Cherry Hill, New Jersey 08003

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 13, 2007

This proxy statement and the enclosed proxy card are intended to be sent or given to stockholders of inTEST Corporation on or about May 11, 2007, in connection with the solicitation of proxies on behalf of our Board of Directors for use at the 2007 Annual Meeting of Stockholders, to be held on Wednesday, June 13, 2007, at 11:00 A.M. Eastern Daylight Time, in our offices located at 7 Esterbrook Lane, Cherry Hill, New Jersey.

The following questions and answers present important information pertaining to the meeting:
Q:	Who is entitled to vote?
A:	Stockholders of record as of the close of business on April 18, 2007 may vote at the meeting.

Q:	How many shares can vote?
A:	There were 9,389,571 shares issued and outstanding as of the close of business on April 18, 2007. Every stockholder may cast one vote for each share owned.

Q:	What may I vote on?
A:	You may vote on the following items:

  the election of six directors who have been nominated to serve on our Board of Directors;
  the approval of the inTEST Corporation 2007 Stock Plan;
  the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2007; and
  any other business that may properly come before at the meeting.

Q:	Will any other business be presented for action by stockholders at the meeting?
A:

Management knows of no business that will be presented at the meeting other than that which is set forth in this proxy statement. If any other matter properly comes before the meeting, the persons named in the accompanying proxy card intend to vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their best judgment.

Q:	How does the Board of Directors recommend that I vote on each of the proposals?
A:

The Board recommends a vote "FOR" each of the director nominees, "FOR" the approval of the inTEST Corporation 2007 Stock Plan, and "FOR" the ratification of our independent registered public accounting firm.

Q:	How do I vote my shares?
A:

The answer depends on whether you own your inTEST shares directly (that is, you hold stock certificates that show your name as the registered stockholder) or if your shares are held in a brokerage account or by another nominee holder.

If you own inTEST shares directly: your proxy is being solicited directly by us, and you can vote by paper, telephone or Internet, or you can vote in person if you attend the meeting.

If you vote by paper, please do the following: (1) sign and date the enclosed proxy card, (2) mark the boxes indicating how you wish to vote, and (3) return the proxy card in the prepaid envelope provided. If you sign your proxy card but do not indicate how you wish to vote, the proxies will vote your shares "FOR" each of the director nominees, "FOR" the approval of the inTEST Corporation 2007 Stock Plan, "FOR" the ratification of KPMG LLP as our independent registered public accounting firm and, in their discretion, on any other matter that properly comes before the meeting.

If you vote by telephone or over the Internet, you will find instructions on the enclosed proxy card that you should follow. There may be costs associated with telephonic or electronic access, such as usage charges from Internet access providers and telephone companies that must be paid by the stockholder.

If you hold your inTEST shares through a broker, bank or other nominee: you will receive a voting instruction card directly from the nominee describing how to vote your shares. If you receive a voting instruction card, you can vote by completing and returning the voting instruction card. You may also be able to vote by telephone or via the Internet. Please refer to the instructions provided with your voting instruction card for information about voting in these ways.

If you hold your shares through a nominee and want to vote at the meeting: you must obtain a "legal proxy" from the nominee recordholder authorizing you to vote at the meeting.

Q:	What if I want to change my vote or revoke my proxy?
A:

A registered stockholder may change his or her vote or revoke his or her proxy, at any time before the meeting by notifying our corporate secretary, Hugh T. Regan, Jr., in writing, that you revoke your proxy. You may then vote in person at the meeting or submit a new proxy card. You may contact our Transfer Agent, Computershare Investor Services, at (877) 282-1168 to get a new proxy card. We will count your vote in accordance with the last instructions we receive from you prior to the closing of the polls, whether they are received by Internet, telephone or paper. If you hold your shares through a broker, bank or other nominee and wish to change your vote, you must follow the procedures required by your nominee.

Q:	What is a quorum?
A:	The presence at the meeting (in person or by proxy) of a majority of the shares entitled to vote at the meeting constitutes a quorum. A quorum must be present in order to convene the meeting.

Q:	How will directors be elected?
A:	A plurality of the votes cast at the meeting is required for the election of directors.

Q:	What vote is required to approve the inTEST Corporation 2007 Stock Plan?
A:	To approve the 2007 Stock Plan, a majority of the shares of stock that are present in person or by proxy and entitled to vote at the meeting must be voted in favor of the approval.

Q:	What vote is required to ratify the appointment of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2007?
A:	To ratify the appointment, a majority of the shares of stock that are present in person or by proxy and entitled to vote at the meeting must be voted in favor of the ratification.

Q:	If I hold shares through a nominee, what is the effect if I fail to give voting instructions to the nominee?
A:

Generally, banks, brokers and other nominees have discretionary authority to vote shares on matters that are deemed routine. The election of directors and the ratification of our independent registered public accounting firm at this meeting are considered routine matters. Therefore, brokers, banks and other nominees will have discretion to vote on the proposals regarding the election of directors and the ratification of our independent accounting firm without instructions from you, so if you fail to give instructions to your broker or other nominee, your shares will be voted "FOR" each of the nominees for director and "FOR" the ratification of our independent registered public accounting firm. Brokers, banks and other nominees will not have discretion to vote on the proposal regarding the approval of the inTEST Corporation 2007 Stock Plan if you do not provide voting instructions on this matter. Thus, if you fail to give instructions to your broker or other nominee, your shares will not be counted as entitled to vote with respect to the proposal to approve the inTEST Corporation 2007 Stock Plan and will therefore have no effect on the outcome of such approval.

Q:	What is the effect if I abstain or withhold my vote?
A:

Withheld votes will have no effect on the outcome of the election of directors. Abstentions will have the effect of a vote "AGAINST" the ratification of the appointment of our independent registered public accounting firm and the approval of the inTEST Corporation 2007 Stock Plan.

Q:	Do the directors and officers of inTEST have an interest in the outcome of the matters to be voted on?
A:

Our directors and officers will not receive any special benefit as a result of the outcome of the matter to be voted on, except that our non-employee directors will receive compensation for such service as described elsewhere in this proxy statement under the heading "Director Compensation" and directors and officers are eligible for equity awards under the inTEST Corporation 2007 Stock Plan. No such awards are expected to be made under the inTEST Corporation 2007 Stock Plan prior to the approval of the Plan by our stockholders.

Q:	How many shares do the directors and officers of inTEST beneficially own, and how do they plan to vote their shares?
A:

Directors and executive officers, who, as of April 18, 2007, had beneficial ownership (or had the right to acquire beneficial ownership within sixty days following April 18, 2007) of approximately 23% of our outstanding common stock, are expected to vote, or direct the voting of their shares, in favor of the election of the six nominees for director, the approval of the inTEST Corporation 2007 Stock Plan and the ratification of our independent registered public accounting firm.

Q:	Who will count the votes?
A:	Our Transfer Agent will count the votes cast by proxy. The Assistant Secretary of inTEST will count the votes cast in person at the meeting and will serve as the Inspector of Election.

Q:	Who can attend the meeting?
A:	All stockholders are invited to attend the meeting.

Q:	Are there any expenses associated with collecting the stockholder votes?
A:

We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and other materials to our stockholders. We do not anticipate hiring an agency to solicit votes from stockholders at this time; however, if we determine that such action would be appropriate or necessary, we would pay the cost of such service. Officers and other employees of inTEST may solicit proxies in person or by telephone but will receive no special compensation for doing so.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of April 18, 2007 (except where otherwise noted) by:

  each of our Named Executive Officers (as that term is defined later in this proxy statement under the heading "Executive Compensation");
  each of our directors;
  all directors and executive officers as a group; and
  each stockholder known by inTEST to own beneficially more than 5% of our common stock.

Percentage ownership in the following table is based on 9,389,571 shares of common stock outstanding as of April 18, 2007. We have determined beneficial ownership in the table in accordance with the rules of the Securities and Exchange Commission ("SEC"). In computing the number of shares beneficially owned by any person and the percentage ownership of that person, shares of common stock subject to options held by such person that are currently exercisable, or will become exercisable by June 17, 2007 ("Option Shares"), are deemed to be beneficially owned by such person and outstanding for the calculation of such person's percentage ownership. However, we have not deemed these shares to be outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes below, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such stockholder.
Name of Beneficial Owner	Shares Beneficially Owned as of April 18, 2007(1)(2)	Percent of Class (Approx.)

Directors and Named Executive Officers:
Stuart F. Daniels, Ph.D. (3)	52,682	*
James J. Greed, Jr. (4)	26,000	*
Thomas J. Reilly, Jr. (5)	26,000	*
James W. Schwartz, Esq. (6)	26,000	*
Alyn R. Holt (7)(8)	1,532,556	16.3%
Robert E. Matthiessen (9)	226,019	2.4%
Hugh T. Regan, Jr. (10)	46,100	*
Daniel J. Graham (11)	203,760	2.2%
James Pelrin (12)	51,262	*
Dale E. Christman (13)	55,500	*
All directors and executive officers as a group (10 individuals) (14)	2,245,879	23.3%

Five Percent Stockholders:
Rutabaga Capital Management (15)	1,590,741	16.9%
Wasatch Advisors, Inc. (16)	987,445	10.5%
FMR Corp. (17)	909,300	9.7%
___________________________________ * Denotes less than one percent of class.
(1)

Includes shares of unvested restricted stock (the "2004 Restricted Shares"), that will vest in equal portions on each of the next two anniversaries of the grant date (November 23, 2004), subject to certain conditions, including, but not limited to, the continued employment by, or service to, the Corporation of the respective beneficial owner through each such vesting date, with full vesting upon death, disability, or change of control. The beneficial owner will not have investment power over such 2004 Restricted Shares, and such 2004 Restricted Shares will not be delivered to the beneficial owner, until such 2004 Restricted Shares are vested. Each beneficial owner has sole voting power over all of the 2004 Restricted Shares awarded to him, notwithstanding such future vesting of the other rights of ownership of the 2004 Restricted Shares.

(2)

Includes shares of unvested restricted stock (the "2007 Restricted Shares"), that will vest in equal portions on each of the next four anniversaries of the grant date (March 6, 2007), subject to certain conditions, including, but not limited to, the continued employment by, or service to, the Corporation of the respective beneficial owner through each such vesting date, with full vesting upon death, disability, or change of control. The beneficial owner will not have investment power over such 2007 Restricted Shares, and such 2007 Restricted Shares will not be delivered to the beneficial owner, until such 2007 Restricted Shares are vested. Each beneficial owner has sole voting power over all of the 2007 Restricted Shares awarded to him, notwithstanding such future vesting of the other rights of ownership of the 2007 Restricted Shares.

(3)	Includes 20,000 Option Shares, 6,000 2004 Restricted Shares and 10,000 2007 Restricted Shares.

(4)	Includes 10,000 Option Shares, 2,500 2004 Restricted Shares and 10,000 2007 Restricted Shares.

(5)	Includes 10,000 Options Shares, 3,750 2004 Restricted Shares and 10,000 2007 Restricted Shares.

(6)	Includes 1,000 shares owned by Mr. Schwartz's spouse, 10,000 Option Shares, 2,500 2004 Restricted Shares and 10,000 2007 Restricted Shares.

(7)	The address of the stockholder is: c/o inTEST, 7 Esterbrook Lane, Cherry Hill, New Jersey 08003.

(8)

Includes 200,000 shares owned by The Alyn R. Holt Trust f/b/o Kristen Holt Thompson, 115,000 shares owned by The Holt Charitable Remainder Trust and 24,000 shares owned by The Alyn R. Holt Year 2001 Irrevocable Trust. Excludes 150,427 shares owned by Mr. Holt's spouse. Mr. Holt disclaims beneficial ownership of the shares owned by his spouse.

(9)

Excludes 61,618 shares owned by Mr. Matthiessen's spouse. Mr. Matthiessen disclaims beneficial ownership of the shares owned by his spouse. Includes 124,000 Option Shares, 17,500 2004 Restricted Shares and 10,000 2007 Restricted Shares.

(10)	Includes 12,500 Option Shares, 10,000 2004 Restricted Shares and 10,000 2007 Restricted Shares.

(11)

Excludes 129,000 shares owned by Mr. Graham's spouse and 11,000 shares held by custodian for the benefit of Mr. Graham's child. Mr. Graham disclaims beneficial ownership of the shares owned by his spouse and child. Includes 10,000 2004 Restricted Shares and 9,000 2007 Restricted Shares.

(12)	Includes 18,000 Option Shares, 10,000 2004 Restricted Shares, 9,000 2007 Restricted Shares, and as of March 31, 2007, 7,812 shares in our 401(k) plan..

(13)	Includes 29,000 Option Shares, 10,000 2004 Restricted Shares and 9,000 2007 Restricted Shares.

(14)	Includes 233,500 Option Shares and 159,250 Restricted Shares.

(15)

According to a Schedule 13G/A filed with the SEC on January 23, 2007, as of December 31, 2006, Rutabaga Capital Management, an investment advisor in accordance with Section 203 of the Investment Advisors Act of 1940, reported that it is the beneficial owner of 1,590,741 shares of inTEST common stock. The principal business office of Rutabaga Capital Management is located at 64 Broad Street, 3rd Floor, Boston, MA 02109

(16)

According to a Schedule 13G/A filed with the SEC on February 15, 2007, as of December 31, 2006, Wasatch Advisors, Inc., an investment advisor in accordance with Section 203 of the Investment Advisors Act of 1940, reported that it is the beneficial owner of 987,445 shares of inTEST common stock. The principal business office of Wasatch Advisors, Inc. is located at 150 Social Hall Avenue, Salt Lake City, Utah 84111.

(17)

According to a Schedule 13G filed with the SEC on February 14, 2006, as of December 31, 2005, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., reported that it is the beneficial owner of the 909,300 shares as a result of acting as investment adviser to Fidelity Low Priced Stock Fund, an investment company registered under Section 8 of the Investment Company Act of 1940 that owns the 909,300 shares. The address or principal business office of each of Fidelity Management & Research, FMR and Fidelity Low Priced Stock Fund is 82 Devonshire Street, Boston MA 02109. Edward C. Johnson 3d, Chairman of FMR, and Abigail P. Johnson, a director of FMR, and other members of the Edward C. Johnson 3d family and trusts for their benefit, through their ownership of voting common stock of FMR and the execution of a stockholders' voting agreement, may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Edward C. Johnson 3d, Fidelity Management & Research, FMR (through its control of Fidelity Management & Research) and Fidelity Low Priced Stock Fund each has sole power to dispose of the shares. Neither FMR nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned by Fidelity Low Priced Stock Fund, which power resides with, and is directed by, the Board of Trustees of Fidelity Low Priced Stock Fund.

ELECTION OF DIRECTORS

Our bylaws provide that our Board of Directors shall consist of not less than five directors, as determined by the Board of Directors, and that each director shall hold office until the next Annual Meeting of Stockholders and until a successor shall be duly elected and qualified, or until his earlier resignation, retirement or removal. The number of directors that presently constitute the entire Board is six.

Listed below are the six nominees for director. The persons designated as proxies in the accompanying proxy card intend to vote "FOR" each such nominee, unless a contrary instruction is indicated on the proxy card. If for any reason any such nominee should become unavailable for election, the persons designated as proxies in the proxy card may vote the proxy for the election of another person nominated as a substitute by the Board of Directors, if any person is so nominated. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected, and all nominees have expressed their intention to serve the entire term for which election is sought.

The names of the persons nominated for election, each of whom presently serves as a director, are listed below, together with their ages and certain other information regarding the nominees.

Name	Age	Position
Alyn R. Holt	69	Chairman
Robert E. Matthiessen	62	President, Chief Executive Officer and Director
Stuart F. Daniels, Ph.D.	66	Director
James J. Greed, Jr.	68	Director
James W. Schwartz, Esq.	72	Director
Thomas J. Reilly, Jr.	67	Director

Biographical and Other Information Regarding inTEST's Directors

Alyn R. Holt is a co-founder of inTEST Corporation and has served as Chairman since our inception in September 1981. Mr. Holt also served as our Chief Executive Officer from September 1981 to August 1998.

Robert E. Matthiessen has served as our Chief Executive Officer since August 1998 and our President since February 1997. Mr. Matthiessen also served as our Chief Operating Officer from December 1997 to August 1998. Prior to that, Mr. Matthiessen served as our Executive Vice President after joining us in October 1984. Mr. Matthiessen has served as a director since February 1997.

Stuart F. Daniels, Ph.D. is a co-founder of inTEST Corporation and served as our Vice President and a director in 1982. Dr. Daniels was reappointed as a director in April 1997. In March 1996, Dr. Daniels founded The Daniels Group, which is engaged in technology assessment, protection and commercialization consulting. From 1980 to December 1995, Dr. Daniels held several management positions with Siemens Corporation and its subsidiaries.

James J. Greed, Jr. has served as a director since our acquisition of Temptronic in March 2000. From April 1991 to December 1999, Mr. Greed was President of VLSI Standards, Inc., a leading supplier of calibration standards to the semiconductor and related industries. Following his retirement from VLSI, Mr. Greed founded Foothill Technology, a consulting firm, and has served as its Principal since its inception. From July 1992 through December 1999, Mr. Greed also served on the board of directors of Semiconductor Equipment and Materials International ("SEMI"), an international trade association, serving as chairman for the 1996-1997 term and chairman of its International Standards Committee since 1994.

James W. Schwartz, Esq. has served as a director since April 2004. Mr. Schwartz was a Partner of Saul Ewing LLP, the Company's law firm, from September 1968 until his retirement in December 2003, where he served as legal counsel to various corporations, partnerships, other entities and individuals. From January 2004 through December 2004 Mr. Schwartz continued with Saul Ewing as Special Counsel. Since January 2005, Mr. Schwartz has been Of Counsel to Saul Ewing.

Thomas J. Reilly, Jr. has served as a director since May 2005. From 1976 to 1996, Mr. Reilly was as an audit partner at Arthur Anderson LLP where he was involved in the audits of public and private companies. Mr. Reilly also serves on the board of directors of Astea International Inc., a publicly traded company that develops, markets and supports service management software solutions.

Our Board of Directors has determined that each of the current directors meet the independence requirements of Nasdaq Marketplace Rule 4200 ("Rule 4200"), with the exception of Mr. Holt, who serves as our Chairman, and Mr. Matthiessen, who serves as our Chief Executive Officer. In making the foregoing determination with respect to our non-employee directors, the Board did not identify any matters, transactions, relationships or arrangements that needed to be considered in determining independence of these directors; except that the Board considered the role of Mr. Schwartz as Of Counsel to Saul Ewing LLP, a law firm that provides us with legal services.

Recommendation

The Board of Directors recommends a vote "FOR" the election of each of the nominees to the Board of Directors named above.

CORPORATE GOVERNANCE

Committees of the Board of Directors

Our Board of Directors has five standing Committees: an Executive Committee, an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Intellectual Property Committee. Copies of the charters of each of these committees are posted on our website: www.intest.com.

The Executive Committee is appointed by the Board of Directors to exercise all powers and authority of the Board of Directors in the management of our business and affairs during intervals between meetings of the Board of Directors, and to provide oversight of, and make recommendations to, the Board of Directors regarding corporate initiatives and strategies. During 2006, the Committee consisted of Alyn R. Holt, Chairman, Robert E. Matthiessen, Stuart F. Daniels, and James W. Schwartz. The Committee held one meeting during 2006.

The Audit Committee is appointed by the Board of Directors to assist the Board of Directors in fulfilling its oversight responsibilities with respect to our financial management and controls. The Committee's primary oversight responsibilities relate to the integrity of our accounting and financial reporting processes, audits of our financial statements, and systems of internal control over financial reporting and accounting matters, and the independence, qualifications, retention, and performance of our independent registered public accounting firm. During 2006, the members of the Committee included Thomas J. Reilly, Chairman, Richard O. Endres, Stuart F. Daniels, James J. Greed, Jr., James W. Schwartz, Esq., and Joseph A. Savarese. Mr. Savarese served on the Committee through the completion of his tenure on the Board in August 2006 and Mr. Endres served on the Committee until his retirement in November 2006. Dr. Daniels joined the Committee in November 2006. The Board of Directors has determined that Mr. Reilly meets the criteria of an "audit committee financial expert" as that term is defined in Item 401 of Regulation S-K. The Board of Directors has also determined that each of the members of the Committee is independent within the meaning of Rule 4200. The Committee held nine meetings during 2006.

The Compensation Committee is appointed by the Board of Directors to review, evaluate, and make recommendations to the Board of Directors regarding the compensation and benefit programs of our executive officers and to administer our equity based compensation plans. During 2006, the members of the Committee included Stuart F. Daniels, Chairman, Richard O. Endres, Alyn R. Holt, James J. Greed, James W. Schwartz and Joseph A. Savarese. Mr. Savarese served on the Committee through the completion of his tenure on the Board in August 2006 and Mr. Endres served on the Committee until his retirement in November 2006. During 2006, the Committee was not comprised solely of independent directors. Thus, the recommendation of a majority of the independent directors of the Board (all of whom served on the Committee) was required before Board approval of any Committee recommendation regarding compensation of executive officers. In March 2007, Mr. Holt resigned from the Committee. Following Mr. Holt's resignation, the Committee is comprised solely of independent directors. The Committee held three meetings during 2006.

The Nominating and Corporate Governance Committee is appointed by the Board of Directors to select and recommend to the Board the director nominees to be presented for election at future annual meetings of stockholders and to review and assess our corporate governance procedures. During 2006, the members of the Committee included James J. Greed, Jr., Chairman, Richard O. Endres, Stuart F. Daniels, James W. Schwartz, Esq. and Joseph A. Savarese. Mr. Savarese served on the Committee through the completion of his tenure on the Board in August 2006 and Mr. Endres served on the Committee until his retirement in November 2006. Dr. Daniels joined the Committee in November 2006. The Board of Directors has determined that each of the members of the Committee is independent within the meaning of Rule 4200. See "Nominating Procedures" for information regarding the process for identifying and evaluating nominees, procedures for stockholder nominations and director qualifications. The Committee held one meeting during 2006.

The Intellectual Property Committee is appointed by the Board of Directors to review, evaluate and make recommendations to the Board regarding the development, protection, and acquisition of intellectual property that is or may be used in our business. During 2006, the members of the Committee included Stuart F. Daniels, Chairman, Alyn R. Holt and Robert E. Matthiessen. Daniel J. Graham and certain other members of our management team serves as non-voting members of the Committee. The Committee held six meetings in 2006.

Meetings

During the year ended December 31, 2006, the Board of Directors held a total of four meetings. Each of our directors attended at least 75% of the aggregate number of meetings of the Board and meetings of any committee of which he was a member which were held during the time in which he was a director or a committee member, as applicable.

All members of the Board of Directors are encouraged, but not required, to attend our annual meetings of stockholders. Six of our directors attended the 2006 Annual Meeting held on August 2, 2006.

Stockholder Communications with the Board of Directors

Stockholders who wish to communicate directly with the Board of Directors, or with a particular director, may send a letter addressed to our Secretary at 7 Esterbrook Lane, Cherry Hill, NJ 08003. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Stockholder Board Communication" or "Stockholder Director Communication." All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the directors addressed. If a stockholder wishes the communication to be confidential, such stockholder must clearly indicate on the envelope that the communication is "confidential." The Secretary will then forward such communication, unopened, to the directors, or director, specified on the envelope, or if none, to the Chairman of the Board of Directors.

Compensation Procedures

The Compensation Committee was not comprised solely of independent directors during 2006, thus all compensation decisions were also recommended to the Board of Directors for approval by a majority of the independent directors. Under Delaware state law, the Committee has the authority to delegate any or all of its powers and authority to one or more subcommittees, each subcommittee to consist of one or more members of the Committee. No such delegation of authority to a subcommittee has occurred.

The process of considering and determining compensation for executive officers and directors is initiated by an annual review of the individual contributions and performance of each executive officer. At the beginning of each calendar year, the performance of each executive officer for the prior calendar year is evaluated and presented to the Compensation Committee for comment and discussion. Our Chairman is responsible for preparing the evaluation of the President and Chief Executive Officer and for submitting that evaluation and recommending his compensation to the Committee. The President and Chief Executive Officer is responsible for preparing evaluations for the Chief Financial Officer and each of the General Managers of our Product Segments and for presenting those evaluations and recommending their compensation to the Chairman and the Compensation Committee. The Chairman's compensation is determined by the Committee based upon its assessment of the performance of the Chairman and the Chief Executive Officer's overall recommendations regarding executive compensation.

The Compensation Committee has the authority to retain consultants to assist it in fulfilling its responsibilities. Inasmuch as our compensation decisions in 2005 and 2006 involved only reinstatement of prior base salaries and an adjustment of the President and Chief Executive Officer's variable component and the Chief Financial Officer's potential discretionary bonus, an outside review of our executive compensation programs was not undertaken in those years and has not been undertaken since before the cost containment and salary reduction program in 2004.

In addition, management periodically obtains survey data of comparably situated companies from Economic Research Institute ("ERI") to guide it in its compensation recommendations. The specific parameters we define for ERI are job description, company revenue size, company SIC code and geographic location. Based upon these inputs, ERI supplies base salaries, incentive and total compensation information for comparable job descriptions. Where comparable job descriptions do not exist, further analysis is necessary to determine appropriate comparable compensation parameters. Thus, because it is our policy to have both an executive Chairman and a President and Chief Executive Officer, the starting point for our consideration of the compensation for these two positions is determined by combining the ERI data for the position of "Outside Chairman" and the position of "President and Chief Executive Officer" and adjusting for the additional activities and responsibilities of our Chairman.

Changes to director compensation are periodically considered by the Committee and recommended to the Board of Directors for approval. Such changes may be proposed by any director. Any change in the compensation of any director or any group of directors is approved by a majority of non-interested directors, and, if such recommendation applies to the compensation of all directors, by a majority of the independent directors in addition to a majority of the directors then in office. Information regarding director compensation at comparable companies is also obtained periodically from ERI.

Nominating Procedures

Generally, in order to identify and evaluate director nominees, our Nominating and Corporate Governance Committee assesses the qualifications, expertise, performance and willingness to serve of each current director. If as a result of such assessment, or at any other time during the year, the Board of Directors determines a need to add a new director with specific qualifications or to fill a vacancy on the Board, a search will be initiated utilizing appropriate staff support, input from other directors, senior management, and outside contacts, consideration of nominees previously submitted by stockholders, and, if deemed necessary or appropriate, retention of a search firm. An initial slate of candidates satisfying the specific qualifications, if any, and otherwise qualifying for membership on the Board, will be identified and reviewed by the Committee and the Board. The candidates will be prioritized and a determination made as to whether a member of the Committee, another director or member of senior management has a relationship with the preferred candidate and can initiate contacts. If not, contact may be initiated by a search firm. The Chairman and one or more members of the Committee or the Board will interview the prospective candidate. Evaluations and recommendations of the interviewers will be shared with the Committee for final evaluation. The Committee will then meet to consider such recommendations and to determine which candidate (or candidates) it will recommend to the Board for approval. The Committee will evaluate all nominees for director, including nominees recommended by a stockholder, on the same basis.

Each of the nominees for director included in this proxy statement were recommended for re-election by the Committee (which is comprised solely of independent directors) and approved by the Board of Directors, including the Chairman and the Chief Executive Officer.

We will consider director candidates recommended by our stockholders. Pursuant to policies adopted by the Board of Directors, recommendations with regard to nominees for election to the Board of Directors at future annual meetings of stockholders may be submitted in writing, received by the Secretary of inTEST at least 60 days prior to the date on which inTEST first mailed its proxy materials for the prior year's annual meeting of stockholders, or, if inTEST did not have an annual meeting of stockholders in the prior year, 90 days prior to the date of the Annual Meeting. Each notice of nomination must set forth (i) the name, age, business address and, if known, residence address of each nominee, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of common stock of inTEST which are beneficially owned by each such nominee, (iv) the qualifications of such nominee for service on the Board of Directors, (v) the name and residence address of the proposing stockholder(s), and (vi) the number of shares of common stock owned by the proposing stockholder(s).

Director candidates must meet certain minimum qualifications, including being at least 21 years old and possessing (1) the ability to read and understand corporate financial statements, (2) relevant business experience and professional skills, (3) high moral character and personal and professional integrity, and (4) the willingness to commit sufficient time to attend to his or her duties and responsibilities as a director of a public corporation. In addition, the Nominating and Corporate Governance Committee may consider a variety of other qualities and skills, including (i) expertise in finance, economics, technology or markets related to the business in which inTEST and its subsidiaries may engage, (ii) the ability to exercise independent decision-making, (iii) the absence of conflicts of interest, (iv) diversity of experience, and (v) the ability to work effectively with other directors in collectively serving the long-term interests of all stockholders. Nominees must also meet any applicable requirements of SEC regulations, state law, and inTEST's charter and bylaws.

Approval of Related Party Transactions

We have two policies which apply to transactions involving us and any of our subsidiaries and any director, executive officer, 5% beneficial owner and their related interests. These include the following: (i) Policy Regarding Related Person Transactions and (ii) the Conflict of Interest provisions in the Code of Ethics. The key elements of each of these policies are summarized below.

Policy Regarding Related Person Transactions. This policy applies to certain transactions that involve (i) separately or together with all other transactions involving the same Related Person (as defined below), $120,000 or more (or in the case of a Related Person who is a non-employee director, $60,000 or more), in the aggregate, in any calendar year, (ii) us or any of our subsidiaries as a participant, and (iii) any Related Person, directly or indirectly (other than solely as a result of being a director or a less than 10% beneficial owner of another entity), as a participant. For purposes of this policy, a Related Person is a (a) person who is (or was at anytime since the beginning of the last fiscal year for which the Corporation has filed an annual report on Form 10-K) an executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our common stock, or (c) immediate family member of any of the foregoing. An "immediate family member" means (x) any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of such Related Person and (y) any person (other than tenant or employee) sharing the household of such Related Person. Certain transactions are exempt from the policy where disclosure under applicable SEC rules and regulations is not required.

A transaction subject to this policy must be reviewed and approved or ratified by the Corporate Governance and Nominating Committee. If the incremental amount involved is expected to be less than $250,000, the transaction may be approved or ratified by the Chair of the Committee. If the Related Person is a director and a member of the Committee, then the Related Person Transaction shall be approved or ratified (as applicable) by a majority of the disinterested directors then serving on the Committee. As part of its review of a subject transaction, the Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than the terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person's interest in the transaction. Transactions involving ongoing relationships with a Related Person will be reviewed and assessed at least annually by the Committee to ensure that such transaction remains appropriate and in compliance with the Committee's guidelines. The Committee's activities with respect to the review and approval or ratification of all subject transactions are reported to the Board of Directors.

Code of Ethics. Our Code of Ethics requires that directors and employees, including executive officers, should avoid any situation that might lead to a real or apparent conflict of interest between him or her self interest and his or her duties and responsibilities as an employee or director. A conflict of interest could arise if we were to enter into a transaction with a director, officer or other employee, or their related interests or family members. In the case of a director or an executive officer, any potential waiver of the Code of Ethics that would arise from such a conflict of interest must be approved by the Board of Directors.

Compensation Committee Interlocks and Insider Participation

During 2006, the members of the Compensation Committee included Richard O. Endres, Stuart F. Daniels, Alyn R. Holt, James J. Greed, James W. Schwartz, Joseph A. Savarese, and Thomas J. Reilly. Mr. Holt is one of our executive officers.

EXECUTIVE OFFICERS OF inTEST

Our executive officers and their ages are as follows:
Name	Age	Position
Alyn R. Holt	69	Chairman
Robert E. Matthiessen	62	President, Chief Executive Officer and Director
Hugh T. Regan, Jr.	47	Treasurer, Chief Financial Officer and Secretary
Daniel J. Graham	61	Senior Vice President, and General Manager-Manipulator & Docking Hardware Product Segment
James Pelrin	54	Vice President and General Manager-Temperature Management Product Segment
Dale E. Christman	55	Vice President and General Manager-Tester Interface Product Segment

Biographical and Other Information Regarding the Executive Officers of inTEST

Executive officers are appointed by the Board of Directors. Each executive officer is appointed to serve until the first meeting of the Board of Directors after the Annual Meeting of Stockholders next succeeding his election and until his successor is elected and qualified.

Alyn R. Holt. See "Election of Directors."

Robert E. Matthiessen. See "Election of Directors."

Hugh T. Regan, Jr. has served as our Treasurer and Chief Financial Officer since joining us in April 1996 and has served as Secretary since December 1999. From 1985 to April 1996, Mr. Regan served in various financial capacities for Value Property Trust, a publicly traded real estate investment trust, including Vice President of Finance from 1989 to September 1995 and Chief Financial Officer from September 1995 until April 1996.

Daniel J. Graham has served as our Senior Vice President since August 2006 and as General Manager - Manipulator and Docking Hardware Product Segment since November 2004. Prior to that, Mr. Graham served as our Chief Technology Officer from April 2004 to November 2004, our Executive Vice President from October 2001 to November 2004 and as our Senior Vice President from June 1998 until October 2001. Mr. Graham served as our Vice Chairman from October 1998 to July 2005. Mr. Graham is a co-founder of inTEST Corporation and served as a director from June 1988 through July 2005.

James Pelrin has served as our Vice President since August 2006 and as General Manager - Temperature Management Product Segment since November 2004. Prior to that, Mr. Pelrin served as the General Manager of our subsidiary, Temptronic Corporation, since joining us in October 2001. From July 1999 to June 2001, Mr. Pelrin served as Vice President and General Manager of Accusonic Technologies, Inc., a privately held company that designs and manufactures hydro-acoustic measurement systems.

Dale E. Christman has served as our Vice President since August 2006 and as General Manager - Tester Interface Product Segment since November 2004. Prior to that, Mr. Christman served as General Manager of our subsidiary, inTEST Silicon Valley Corporation, since joining us in March 2001. From November 1997 to March 2001, Mr. Christman served as President of ICOS Vision Systems, Inc., the United States wholly owned subsidiary of ICOS Vision Systems Corporation NV, a Belgian public company that develops and supplies inspection equipment primarily in the back-end semiconductor and electronics assembly markets.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

COMPENSATION DISCUSSION & ANALYSIS

Overview

The following discussion describes:

  the objectives of the executive compensation program at inTEST;
  what the compensation program is intended to reward;
  all elements of compensation provided under the program;
  the reasons why these elements of compensation have been selected;
  how the amounts of each element are determined; and
  how each element and related decisions fit into inTEST's overall compensation objectives.

Objectives of Executive Compensation Program

The Compensation Committee is committed to the general principle that executive compensation should be commensurate with our performance and the performance of the individual executive officer. The primary objectives of our executive compensation program are to:

  attract and retain executive officers who demonstrate the leadership and management skills necessary to drive our long-term success;
  reward the achievement of our business goals and individual contributions toward achievement of those goals; and
  provide compensation opportunities linked to our performance and the interests of our stockholders.

Decisions regarding our executive compensation program reflect the individual contributions and performance of each executive officer as well as our overall business goals and strategies, the business cycle of our industry and prior cost-containment initiatives and adjustments. Thus, our compensation decisions in 2006 reflect decisions we had made in November 2004, when, in response to a sharp downturn in our markets, we implemented an organizational restructuring with the goal of reducing our fixed operating costs. The restructuring resulted in the elimination of a number of executive officer positions and an increase and realignment of the responsibilities of remaining positions. The restructuring also resulted in a 20% reduction in certain of our executive officers' base salaries. Following the cost containment and salary reduction program in 2004, we reinstated these base salaries when current assessments of our profitability, balanced against the competing objectives of retaining and incenting our management team, supported such adjustments.

Benchmarking Policies

Our executive compensation program has been developed with reference to the executive compensation practices of comparable companies, which in the past has included public companies within our Standard Industry Code (Special Industry Machinery) that generate similar revenues. The survey data for comparable companies is geographically normalized. In general, it has been our policy to benchmark total compensation for executive officers at approximately the 66th percentile of the competitive data, although in practice, variances ranging from below the 50th percentile to above the 75th percentile have existed because of adjustments for individual factors such as experience, individual performance and differences in job responsibilities and functions as compared to the available competitive data.

Our management believes that the interests of our stockholders are best served by an executive compensation program that includes a significant incentive or variable component based on our performance for executive officers who have price-setting authority. In allocating total compensation between fixed pay, like base salary and benefits, and variable pay for these executive officers, our general policy has been to structure compensation so that the portion achievable through variable pay represents approximately one third of the executive's total compensation opportunity.

Elements of Compensation

Our executive compensation program is comprised of four primary components:

  base salary and benefits;
  variable, performance-based compensation, or, for our Chief Financial Officer, a discretionary bonus;
  stock-based awards; and
  certain change in control payments.

The following discussion explains the elements of compensation provided to our executive officers for 2006.

Base Salary and Benefits. We determined in early 2005, that the 2004 salary reductions for our Chief Financial Officer and General Manager of Temperature Management Product Segment were inappropriate given the level of their responsibilities, and consequently, their salary reductions were restored. To offset the increase in the Chief Financial Officer's base salary and remain cash flow neutral, we accepted the proposal of the Chairman to have his salary reduced by an amount equal to the Chief Financial Officer's increase. Later in 2005, the base salary of the General Manager of the Temperature Management Product Segment was increased to reflect the relatively stronger performance of that product segment and to further align his salary with his increased responsibilities.

In light of our return to overall profitability in the first part of 2006, the prior salary reductions for the Chairman, the Chief Executive Officer, and the General Manager of the Manipulator and Docking Hardware Product Segment were restored, effective April 1, 2006. Following such reinstatements, the annual base salary during the remainder of 2006 for each of our executive officers was as follows:

Executive Officer	2006 Annual Base Salaries
Robert E. Matthiessen, President and Chief Executive Officer	$317,242
Hugh T. Regan, Jr., Treasurer, Chief Financial Officer and Secretary	187,018
Alyn R. Holt, Chairman	275,600
Daniel J. Graham, Sr. Vice President and GM-Manipulator & Docking Hardware Product Segment	205,712
James Pelrin, Vice President and GM-Temperature Management Product Segment	187,565
Dale E. Christman, Vice President and GM-Tester Interface Product Segment	176,000

In addition to annual base salary, our executive officers are provided benefits under the same benefit plans offered to other employees, including a fully-paid health plan, a 401(k) plan with employer matching contributions (not to exceed $4,750 per officer except in the case of Mr. Pelrin) and employer-paid group life insurance coverage in an amount equal to two and a half times annual pay. Mr. Pelrin participates in the 401(k) plan provided to employees in the Temperature Management Product Segment which limits his matching contribution to $2,375 and provides an employer profit sharing contribution, allocated to eligible participants on a pro rata basis based on compensation. We also provide travel accident insurance for our executive officers in the amount of $2 million which covers both business as well as personal travel accidents. During 2006, Mr. Pelrin as an employee of the Temperature Management Product Segment was eligible to participate in a program whereby we compensated him for certain unused sick days. In 2007, we instituted an additional program for employees of our other product segments, including our other executive officers, whereby we may, at the employee's election, compensate such employee for unused days for which the employee was entitled to paid time off, up to certain prescribed limits. We do not provide other material benefits or perquisites to our executives.

Variable Compensation. Given the cyclical nature of our business, we believe it is in the best interests of our stockholders to align the payment of variable, performance based compensation with the achievement of financial results for the period during which the results are achieved. As has been our practice for many years, variable compensation for 2006 and 2005 was provided to each of our executive officers, other than our Chief Financial Officer and Chairman, under an annual incentive program tied to the pre-tax profitability of our product segments, as follows:

  President and Chief Executive Officer - For 2005, the annual incentive for our President and Chief Executive Officer was based on a percentage of our overall, consolidated pre-tax profits. Under this structure no incentive payment was made to our President and Chief Executive Officer for 2005, even though our Temperature Management Product Segment achieved profitability. Consequently, the annual incentive formula for our President and Chief Executive Officer was restructured for 2006 to include a component tied to the profitability of each product segment in addition to a component tied to overall, consolidated profitability. For 2006, our President and Chief Executive Officer was entitled to a cash payment equal to 1% of our overall, consolidated pre-tax profit plus 0.5% of the pre-tax profit of each of our three product segments. For 2007, our President and Chief Executive Officer will be entitled to a cash payment equal to 1% of consolidated pre-tax profits plus 1% of each product segment's pre-tax profits.
  General Managers of Product Segments - For 2006, as for 2005, each of the General Managers of our three product segments were entitled to a cash payment equal to 1.5% of the pre-tax profit for the product segment he manages. For 2007, each of the General Managers of our three product segments will be entitled to a cash payment equal to 2% of the pre-tax profit for the product segment he manages.

Based on the pre-tax profits achieved by each of our product segments for 2006, annual variable compensation was as follows:

Executive Officer	Variable Compensation for 2006
Robert E. Matthiessen	$65,015
Daniel J. Graham	$43,156
Jim Pelrin	$32,183
Dale Christman	$-0-

For 2006, as for 2005, the Chief Financial Officer was eligible for a discretionary bonus not exceeding $80,000, provided pre-tax profits were achieved for 2006. The annual discretionary bonus for our Chief Financial Officer for 2006 was $52,012. This amount, which was not subject to a pre-established formula, was determined at the discretion of the Board of Directors upon the recommendation of the President and Chief Executive Officer, based on the performance of the Chief Financial Officer. For 2007, the Chief Financial Officer will be eligible for a discretionary bonus not exceeding $100,000, provided pre-tax profits are achieved, and subject to the recommendation of the President and Chief Executive Officer and approval of the Compensation Committee.

Incentive compensation is not provided to our Chairman who is one of our significant stockholders.

Stock-Based Awards. Our compensation in the past has included the issuance of stock options to executive officers and other employees as a form of incentive compensation. Stock options were favored in large part due to the favorable accounting treatment given such awards under prior accounting standards. Under prior accounting rules, no compensation expense was recognized for financial reporting purposes with respect to stock options issued at market value on the date of grant. With the implementation of FAS 123R, compensation expense is required to be recognized for stock option awards throughout their term, even if the executive does not realize any value from the options should the stock price fall below the exercise price. In addition, because our business is inherently cyclical, our stock price has varied significantly from period to period which has reduced the perceived incentive value of option awards. For these reasons, we have eliminated the use of stock options as a regular part of our executive compensation program.

To offset the effects of our salary reduction program while preserving cash, awards of restricted stock were made to certain executive officers, key employees and directors in November of 2004. These restricted stock awards vest in 25% annual increments on each of the first four anniversaries of the initial grant. Thus, 50% of such awards have vested at this time, and 50% remain subject to vesting during 2007 and 2008. Vesting is accelerated upon the death or disability of the grantee or a change of control. See "Potential Payments Upon Termination Following a Change of Control" below.

No restricted stock or stock option awards were issued to executive officers during 2005 or 2006. The aggregate market value of the shares granted in 2004 that have not yet vested, based upon the closing market price of our stock at the end of 2006, is provided in the "Outstanding Equity Awards at Fiscal Year-End" table, below.

In March 2007, coupled with a decision not to increase their base salaries, we granted restricted stock awards to our executive officers as follows: Matthiessen and Regan - 10,000 shares, each; Graham, Christman and Pelrin - 9,000 shares each. Such shares will vest in 25% increments on each of the first four anniversaries of the date of grant.

Change in Control Payments. We have change of control agreements with our President and Chief Executive Officer and our Chief Financial Officer. Payments under these agreements would be triggered in the event of certain transactions or events that would result in a significant change in the ownership or control of our business, but only if within a year following such an event, the executive actually experiences a loss of employment, is required to relocate, or experiences a significant diminution of his job responsibilities or decrease in his compensation. The purpose of these agreements is to minimize the personal distractions these key executives may face in negotiating transactions that may be in the best interests of stockholders but present the potential for employment loss for the executive. These change in control benefits are described in more detail in the section entitled "Potential Payments Upon Termination Following a Change of Control", below.

Stock Ownership Policy

Our management encourages all officers and directors to hold inTEST stock, although we have no formal stock ownership requirements or guidelines. Individual financial needs vary and will determine the individual investment decisions of our executive officers. Our Insider Trading Policy includes policies regarding the hedging of economic risk associated with ownership of our stock by prohibiting short sales, purchases on margins and writing of put and call options with respect to our stock.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based upon such review and discussion, the Compensation Committee has recommended to the Board (and the Board has approved) that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:
Stuart F. Daniels, Ph.D., Chairman
James J. Greed, Jr.
Alyn R. Holt*
James W. Schwartz, Esq.
Thomas J. Reilly, Jr.

* Member of the Committee during 2006. Resigned from the Committee effective March 29, 2007.

EXECUTIVE COMPENSATION

The following table sets forth certain information with respect to the compensation we paid or recognized for services rendered during the year ended December 31, 2006, in accordance with Statement of Financial Accounting Standard No. 123, "Share-Based Payment", to our Chief Executive Officer, Chief Financial Officer and our four other most highly compensated executive officers who were serving as such at December 31, 2006. These officers are referred to elsewhere in this proxy statement as our "Named Executive Officers."

Summary Compensation Table
For the Fiscal Year Ended December 31, 2006
Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(A)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Robert E. Matthiessen President, Chief Executive Officer and Director	2006	$300,160	(1)	$ 500	(2)	$42,000	$65,015(3)	$ 4,750(4)	$412,425

Hugh T. Regan, Jr. Treasurer, Chief Financial Officer and Secretary	2006	$187,018		$52,512	(5)	$24,000	--	$ 4,750(4)	$268,280

Alyn R. Holt Chairman	2006	$250,690	(6)	$ 500	(2)	--	--	$ 4,750(4)	$255,940

Daniel J. Graham Sr. VP and GM Manipulator & Docking Hardware Product Segment	2006	$194,635	(7)	$ 500	(2)	$24,000	$43,156(8)	$ 4,750(4)	$267,041

James Pelrin VP and GM Temperature Management Product Segment	2006	$185,000		$ -		$24,000	$32,183(9)	$18,534(10)	$259,717

Dale E. Christman VP and GM Tester Interface Product Segment	2006	$174,984		$ 500	(2)	$24,000	--	$ 4,425(4)	$203,909

_______________________
(A)

Represents the compensation expense recognized in our financial statements for fiscal year 2006 with respect to the 2004 Restricted Shares granted to the Named Executive Officer. The assumptions used in determining such values are discussed in Note14 of the Notes to our 2006 Consolidated Financial Statements filed with our Form 10-K for 2006.

(1)	Represents the actual payout based on an annual salary of $253,794 from January 1, 2006 to March 31, 2006, and an annual salary of $317,242 from April 1, 2006 to December 31, 2006.

(2)	Represents an annual holiday bonus.

(3)	Paid in March 2007 and consists of 1.0% of consolidated pre-tax profits plus 0.5% of each product segment's pre-tax profits.

(4)	Represents matching contributions to 401(k) Plan Account in 2006.

(5)	Consists of a discretionary bonus of $52,012 and a $500 annual holiday bonus.

(6)	Represents the actual payout of an annual salary of $183,076 from January 1, 2006 to March 31, 2006 and an annual salary of $275,600 from April 1, 2006 to December 31, 2006.

(7)	Represents the actual payout of annual salary of $164,570 from January 1, 2006 to March 31, 2006 and annual salary of $205,712 from April 1, 2006 to December 31, 2006.

(8)	Paid in March 2007 and consists of 1.5% of pre-tax profits of the Manipulator and Docking Hardware product segment.

(9)	Paid in March 2007 and consists of 1.5% of pre-tax profits of the Temperature Management product segment.

(10)	Consists of $2,375 for matching contributions to Mr. Pelrin's 401(k) Plan Account in 2006, $14,025 profit sharing contributions, and $2,134 for unused sick days.

We have not entered into any employment agreements with our Named Executive Officers. However, as discussed in the "Potential Payments Upon Termination Following a Change of Control" section presented below, we have entered into agreements with Messrs. Matthiessen and Regan which provide for the payment of certain benefits in the event of termination of employment following a change in control.

Grants of Plan-Based Awards
For the Fiscal Year Ended December 31, 2006

Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Threshold ($)	Target ($)	Maximum($)

Robert E. Matthiessen		$65,015 (1)
Daniel J. Graham		43,156(2)
James Pelrin		32,183(3)
Dale E. Christman		--

(1)	Represents 1% of consolidated pre-tax profits plus 0.5% of each product segment's pre-tax profits.
(2)	Represents 1.5% of pre-tax profits of the Manipulator and Docking Hardware product segment.
(3)	Represents 1.5% of pre-tax profits of the Temperature Management product segment.

As discussed in the Compensation Discussion and Analysis section, for fiscal year 2006, Messrs. Graham and Pelrin were awarded variable, performance based compensation based on the pre-tax profits of their respective product segments. Mr. Matthiessen was awarded variable, performance based compensation based on consolidated pre-tax profits and the pre-tax profits of each product segment. Since this compensation component only provides for a single level of payout, their respective awards are reported in the "Target" column of the Grant of Plan-Based Awards Table above. This component of their compensation was paid in March 2007 and is included in the Summary Compensation Table.

We did not grant any equity incentive plan awards, other stock awards, or other option awards to the Named Executive Officers in 2006.

Outstanding Equity Awards at Fiscal Year-End
For the Fiscal Year Ended December 31, 2006
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested($)
Robert E. Matthiessen	124,000	--	$3.04	2/23/2013	17,500(1)	$76,650(2)

Hugh T. Regan, Jr.	12,500	--	$3.04	2/23/2013	10,000(1)	$43,800(2)

Alyn R. Holt	--	--	--	--	--	--

Daniel J. Graham	--	--	--	--	10,000(1)	$43,800(2)

James Pelrin	18,000	--	$2.99	10/22/2011	10,000(1)	$43,800(2)

Dale E. Christman	20,000 9,000	-- --	$6.75 $4.00	3/27/2011 7/22/2012	10,000(1)	$43,800(2)

(1)	Represents the unvested portion of restricted stock that was granted on November 23, 2004. These unvested shares will vest in equal portions on November 23, 2007 and November 23, 2008.
(2)	Based on the closing share price on December 29, 2006 of $4.38.

Option Exercises and Stock Vested
For the Fiscal Year Ended December 31, 2006
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Robert E. Matthiessen	--	--	8,750(2)	$43,662
Hugh T. Regan, Jr.	--	--	5,000(3)	$24,950
Daniel J. Graham	--	--	5,000(3)	$24,950
James Pelrin	2,000	$7,020	5,000(3)	$24,950
Dale E. Christman	1,000	$2,000	5,000(3)	$24,950

(1)	Based on the closing share price of $4.99 on November 22, 2006 (the last business day prior to the vesting date).
(2)	Represents the vesting on November 23, 2006 of 25% of the 35,000 shares of restricted stock awarded on November 23, 2004.
(3)	Represents the vesting on November 23, 2006 of 25% of the 20,000 shares of restricted stock awarded on November 23, 2004.

Potential Payments Upon Termination Following a Change in Control

We have Change of Control Agreements with Messrs. Matthiessen and Regan. These Change of Control Agreements provide for the payment of certain benefits upon the executive's termination of employment by us without Cause or by the executive for Good Reason within two years following a Change of Control. These benefits consist of the continuation of the executive's base salary and fringe benefits for the one year period following the termination of his employment and, in the case of Mr. Matthiessen, payment of the variable performance based compensation that he would have earned for such one year period, and, in the case of Mr. Regan, payment of an amount calculated to approximate the discretionary bonus that he would otherwise have received for such one year period.

Under the Change of Control Agreements, a Change of Control occurs in the event of our dissolution or liquidation;
  the sale of substantially all of our assets, except to a stockholder who as of the date of the Change of Control Agreements owned 20% or more of our stock (a "Related Person");
  our merger or consolidation with another company unless our stockholders own stock in that company in the same proportion that they own stock in us prior to the transaction;
  any person or entity other than a Related Person obtains the voting control of 40% or more of our stock; or
  our directors and those persons our directors may nominate to become our directors, cease to comprise a majority of our Board members.

Under the Change of Control Agreements, a termination for "Cause" means the executive's termination by us because of an act of fraud upon the Company, his willful refusal to perform the duties assigned to him by the Board or his conviction for any crime involving dishonesty or breach of trust or for any crime that is a felony or of moral turpitude.

A termination for "Good Cause" under the Change of Control Agreements means the executive's voluntary termination because of a material adverse change in his status, responsibilities or benefits; a failure to be nominated or elected to his current officer position; an assignment of duties inconsistent with his current officer position; a reduction in salary or variable performance based compensation; or a requirement to relocate more than thirty miles from his current office.

The benefits payable under the Change of Control Agreements are subject to the release of any claims that Messrs. Matthiessen and Regan may have against us pursuant to the agreements as we may request. Fringe benefits will be reduced or eliminated to the extent that comparable benefits are received from another source. Furthermore, the benefits will be reduced to the extent that the payments would not be deductible by us (in whole or in part) under Section 280G of the Internal Revenue Code.

Also, in the event of a Change of Control, all equity awards issued to our executive officers become 100% vested. For purposes of equity awards under the inTEST Corporation 2007 Stock Plan, the definition of Change in Control is the same as defined above. For purposes of the Amended and Restated inTEST Corporation 1997 Stock Plan, a Change of Control occurs in the event of:

  our dissolution or liquidation;
  the sale of substantially all of our assets,
  our merger or consolidation with another company unless our stockholders own stock in that company in the same proportion that they own stock in us prior to the transaction; or
  any person or entity other than a Related Person obtains the voting control of 50% or more of our stock.

The amount of compensation payable to Messrs. Matthiessen and Regan in each circumstance is shown in the table below, assuming that termination of employment occurred as of December 31, 2006 and the accelerated vesting of restricted shares on such date:

Named Executive Officer	Payments Due Upon Termination Without Cause, or for Good Reason, Following Change in Control
Robert E. Matthiessen	$470,092
Hugh T. Regan, Jr.	$294,015

DIRECTOR COMPENSATION

The following table sets forth the compensation earned, paid or recognized as compensation expense under FAS 123(R) to the members of our Board of Directors for the year ended December 31, 2006.

Director Compensation
For Fiscal Year ended December 31, 2006

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(A)		Option Awards ($)	All Other Compensation ($)	Total ($)
Stuart F. Daniels, Ph.D.	$100,000	(1)	$14,400	(2)	(2)	--	$114,400
Richard O. Endres	$ 16,667	(3)	$13,563	(4)		$3,333(5)	$ 33,563
James J. Greed, Jr.	$ 28,000	(6)	$ 6,000	(7)	(7)	--	$ 34,000
Thomas J. Reilly, Jr.	$ 32,000	(8)	$ 4,063	(9)	(9)	--	$ 36,063
Joseph A. Savarese	$ 11,667	(10)	$13,563	(11)	(12)	$3,333(13)	$ 28,563
James W. Schwartz, Esq.	$ 32,000	(14)	$ 6,000	(15)	(15)	--	$ 38,000

(A)

Represents the compensation expense recognized in our financial statements for fiscal year 2006 with respect to restricted shares granted to the Director. The assumptions used in determining such values are discussed in Note 14 of the notes to our 2006 Consolidated Financial Statements filed with our Form 10-K for 2006.

(1)

Consists of $20,000 annual retainer, $12,000 for service on the Executive Committee, $8,000 for service as Chair of the Compensation Committee, and $60,000 for service as Chair of the Intellectual Property Committee.

(2)	As of December 31, 2006, Dr. Daniels had 6,000 unvested restricted shares and 20,000 outstanding options that are fully vested and exercisable.

(3)	Represents the pro rata share of the $20,000 annual retainer paid to Mr. Endres for 2006 prior to his retirement from the Board of Directors on November 1, 2006.

(4)	Includes the vesting of 3,750 shares of restricted stock that was accelerated upon Mr. Endres' retirement.

(5)	Represents the portion of the $20,000 annual retainer fee allocable to November and December 2006 and paid to Mr. Endres upon his retirement.

(6)	Consists of $20,000 annual retainer and $8,000 for service as Chairman of the Nominating and Corporate Governance Committee.

(7)	As of December 31, 2006, Mr. Greed had 2,500 unvested restricted shares and 10,000 outstanding options that are fully vested and exercisable.

(8)	Consists of $20,000 annual retainer and $12,000 for service as Chair of the Audit Committee.

(9)	As of December 31, 2006, Mr. Reilly had 3,750 unvested restricted shares and 10,000 outstanding options that are fully vested and exercisable.

(10)

Represents the pro rata share of the $15,000 retainer paid to Mr. Savarese for the first three quarters of 2006. Mr. Savarese did not stand for re-election at the Annual Meeting of Stockholders on August 2, 2006.

(11)	Includes the vesting of 3,750 shares of restricted stock that was accelerated upon the conclusion of Mr. Savarese's service.

(12)	As of December 31, 2006, Mr. Savarese had 10,000 outstanding options that are fully vested and exercisable.

(13)	Represents the portion of the $20,000 annual retainer fee allocable to August and September 2006 and paid to Mr. Savarese upon his termination of service.

(14)	Consists of $20,000 annual retainer and $12,000 for service on the Executive Committee.

(15)	As of December 31, 2006, Mr. Schwartz had 2,500 unvested restricted shares and 10,000 outstanding options that are fully vested and exercisable.

As part of our cost-containment initiatives director fees were reduced by 20% in November 2004. These fees were not restored to their pre-November 2004 levels until January 1, 2007. We currently pay non-employee directors an annual retainer of $25,000. The non-employee members of the Executive Committee are paid an additional annual fee of $15,000. The chairmen of the committees of the Board are paid an additional annual fee as follows: the Chairman of the Audit Committee is paid an additional annual fee of $15,000; the Chairman of the Compensation Committee is paid an additional annual fee of $10,000; the chairman of the IP Committee is paid an additional annual fee of $75,000; and the Chairman of the Nominating and Corporation Governance Committee is paid an additional annual fee of $10,000. In addition, we reimburse non-employee directors' travel expenses and other costs associated with attending board or committee meetings. We do not pay additional cash compensation to our officers for their service as directors.

Mr. Savarese did not stand for re-election at our 2006 Annual Meeting of Stockholders on August 2, 2006, and Mr. Endres retired from the Board of Directors effective November 1, 2006. In connection with the conclusion of their services, and in recognition of such service, the Board of Directors approved the acceleration of the vesting of 3,750 unvested shares of restricted stock granted to each of Messrs. Savarese and Endres on November 23, 2004. The acceleration of vesting of these shares was effective on the last day of service of each of these directors and the market value at the time of vesting was $14,840 and $18,385 for Messrs. Savarese and Endres, respectively, on such dates. In addition, the Board also approved the payment to Messrs. Savarese and Endres of the full quarterly retainer for the quarter in which their service concluded.

APPROVAL OF THE inTEST CORPORATION 2007 STOCK PLAN

Description

Subject to stockholder approval as described in this proxy statement, the Board of Directors approved the inTEST Corporation 2007 Stock Plan (the "2007 Plan") effective as of March 29, 2007. The Board of Directors approved the 2007 Plan in order to ensure that we are able to continue to retain, incent and attract existing and future directors, officers, key employees and consultants through grants of stock options and restricted stock awards. We have previously issued such awards pursuant to the inTEST Corporation Amended and Restated 1997 Stock Plan (the "1997 Plan"). The 1997 Plan, however, expired by its terms on March 31, 2007, except that any options or stock awards granted on or prior to that date remain effective according to their respective terms. As of March 31, 2007, there were 556,550 shares reserved for issuance under the 1997 Plan pursuant to stock options awarded from 1997 through 2005, each of which have a 10 year term.

Plan Provisions

The following information provides a summary of the 2007 Plan. This summary is qualified in its entirety by the terms of the 2007 Plan which is attached to the proxy statement as Appendix A.

The purpose of the 2007 Plan is to promote our overall financial objectives by motivating those of our directors, officers, key employees and consultants who are selected to participate in the 2007 Plan to achieve long-term growth of our equity and by retaining the association of those individuals who are instrumental in achieving this growth. The 2007 Plan provides incentives to these persons to enter into or remain in our service or employ and to devote themselves to our success by granting to such persons an opportunity to acquire or increase their interest in our common stock through receipt of (i) rights ("Options") to acquire shares of our common stock or (ii) awards of restricted shares of our common stock ("Stock Awards").

The 2007 Plan consists of two parts: the Non-Qualified Plan and the Key Employee Plan. Our directors and consultants are eligible to participate in the Non-Qualified Plan, and our officers and other key employees are eligible to participate in the Key Employee Plan. As amended, the 2007 Plan will permit the granting of Options or Stock Awards for up to 500,000 shares of our common stock. All or any portion of such Options and Stock Awards may be granted to our officers and key employees.

The Non-Qualified Plan and Key Employee Plan is administered by the Compensation Committee of our Board of Directors (the Compensation Committee is referred to herein as the "Administrator"). The Administrator has sole discretion to determine when and to whom awards will be granted, the number of shares covered by each award, the type of award, and the terms, provisions and kind of consideration payable, if any, with respect to any award under the 2007 Plan, subject to the provisions of the 2007 Plan. In determining the persons to whom awards will be granted and the number of shares covered by each award, the Administrator may take into account the duties of the respective persons, their present and potential contribution to our success and such other factors as the Administrator shall deem relevant.

Options granted under the Key Employee Plan may be "incentive stock options" ("ISOs"), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified stock options ("NQSOs"). Options granted under the Non-Qualified Plan will be NQSOs. The exercise price of any Option will be determined by the Administrator, and, in the case of ISOs, will not be less than 100% of the Fair Market Value (as defined in the 2007 Plan) on the date of grant. In the case of ISOs, certain limitations will apply with respect to the aggregate value of option shares which can become exercisable for the first time during any one calendar year, and certain additional limitations will apply to ISOs granted to persons who, at the time the option is granted, own more than 10% of the outstanding voting power of our stock. The Administrator may provide in the option contract that the payment of the option price may be made in cash, by delivery of shares of common stock held by the optionee for more than one year and having a Fair Market Value equal to such option price, by a combination thereof or by any other method the Administrator may approve.

Generally, Options granted under the 2007 Plan (unless otherwise determined by the Administrator at the time of grant), to the extent not earlier exercised, expire on the earliest of (i) the last business day immediately preceding the tenth anniversary of the date of grant, (ii) one year following the optionee's termination of his or her employment or service (unless such termination is for cause, as defined in the 2007 Plan, in which case any options held by such optionee will terminate immediately upon a finding that the termination was for cause) or (iii) a date set by the Administrator upon a finding that a change in the financial accounting treatment for the Options has been adopted that may have a material adverse effect on us. In addition, in the event of a Change of Control, as defined in the 2007 Plan, the Administrator may take whatever action with respect to outstanding options it deems necessary or advisable, including accelerating the expiration date of any such outstanding option to a date not earlier than thirty (30) days from the date notice of such acceleration is given to the respective optionee or terminate any Option that may not have then vested.

The Administration has the right to amend any outstanding Option, subject to the optionee's consent if such amendment is not favorable to the optionee, except that the consent of the optionee shall not be required for any amendment made in the event of a Change of Control. Notwithstanding the foregoing, the Administrator may not take any of the following actions without stockholder: (i) reduce the exercise price of an outstanding Option, (ii) exchange an Option that has an exercise price that is greater than the Fair Market Value of a share for cash or shares, or (iii) cancel an Option in exchange for a replacement Option.

The 2007 Plan further provides for the granting of Stock Awards, which are awards of our common stock, either with or without payment of consideration therefor. Stock Awards will be subject to such restrictions as the Administrator determines is appropriate, as evidenced in written award document, including, without limitation, restrictions on the sale or other disposition of the shares of stock so awarded and our right to reacquire such shares upon termination of the recipient's employment or service.

Participation in the 2007 Plan is at the discretion of the Administrator of the 2007 Plan. Future participation will be based upon determinations which the Administrator may make in the future, so it is not possible to state the benefits that will be awarded to any of our directors, executive officers or other officers.

The following table shows the number of securities that may be issued pursuant to our equity compensation plans (including individual compensation arrangements) as of March 31, 2007:
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans(1)
Equity compensation plans approved by security holders	556,550	$3.89	-0-
Equity compensation plans not approved by security holders	-	-	-
Total	556,550	$3.89	-0-

(1) The securities that may be issued are shares of inTEST common stock, issuable upon exercise of stock options granted pursuant to our 1997 Plan from 1997 to 2005, each of which has a ten year term.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote "FOR" the approval of the inTEST Corporation 2007 Stock Plan as described in this proxy statement.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP has been our independent registered public accounting firm ("IRPA Firm") since our incorporation in 1981. The Audit Committee of our Board of Directors has selected KPMG LLP as our IRPA Firm for the year ending December 31, 2007. This appointment will be submitted to the stockholders for ratification at the meeting.

The following table sets forth the aggregate fees billed by KPMG LLP as described below:

Fee Category:	2006	2005
Audit Fees	$343,035	$340,851
Audit-Related Fees	-	-
Tax Fees	-	3,222
All Other Fees	-	-

Total Fees	$343,035	$344,073

Audit Fees: Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements and review of the interim condensed consolidated financial statements for 2006 and 2005, respectively that are included in quarterly reports during those years and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation.

Audit-Related Fees: Consists of fees billed in each of 2006 and 2005 for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit Fees." These services would include accounting consultations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees: Consists of fees billed in each of 2006 and 2005 for tax related services including advice, preparation of returns and other tax services related to federal, state and international taxes.

All Other Fees: Consists of fees billed in each of 2006 and 2005 for all services other than those reported above.

In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee's policy is to pre-approve all audit and non-audit services provided by KPMG LLP. On an ongoing basis, management defines and communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of KPMG LLP for such services. The Audit Committee has also delegated authority to Mr. Reilly, the Chairman of the Audit Committee, and if Mr. Reilly is unavailable, to any other Audit Committee member, to pre-approve permitted services. Any such pre-approval must be reported to the Audit Committee at its next meeting. The Audit Committee did not approve any services pursuant to the de minimis exception of Rule 2-01(c)(7)(i)(C) of Regulation S-X during 2006.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote "FOR" the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2007.

Audit Committee Report

The Committee operates pursuant to a written charter adopted by our Board of Directors, which is available on our website: www.intest.com.

The Committee has reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2006 with management. The Committee has discussed the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" with KPMG LLP, our independent registered public accounting firm ("IRPA Firm") for the year ended December 31, 2006. The Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (which relates to the IRPA Firm's independence from us and our subsidiaries) and has discussed with KPMG LLP their independence from us and our related entities.

Based on the review and discussions referenced above, the Committee recommended to our Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006.

Audit Committee:
Thomas J. Reilly, Jr., Chairman
James J. Greed, Jr.
James W. Schwartz, Esq.
Stuart F. Daniels, Ph.D.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our directors, certain officers and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. These officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on review of the copies of such forms furnished to us, or written representations that no Forms 5 were required, we believe that, during 2006, all Section 16(a) filing requirements applicable to these officers, directors and greater than ten-percent beneficial owners were timely met.

STOCKHOLDER PROPOSALS

Stockholders intending to submit proposals to be included in our proxy statement for our Annual Meeting of Stockholders to be held in 2008 must send their proposals to Hugh T. Regan, Jr., Secretary (at 7 Esterbrook Lane, Cherry Hill, New Jersey 08003), not later than January 12, 2008. These proposals must relate to matters appropriate for stockholder action and be consistent with regulations of the Securities and Exchange Commission relating to stockholders' proposals in order to be considered for inclusion in our proxy statement relating to that meeting.

Stockholders intending to present proposals at our Annual Meeting of Stockholders to be held in 2008 and not intending to have such proposals included in our next proxy statement must send their proposals to Hugh T. Regan, Jr., Secretary (at the address given above) not later than March 27, 2008. If notification of a stockholder proposal is not received by such date, management's proxies may vote, in their discretion, any and all of the proxies received in that solicitation.

ANNUAL REPORT

Our Annual Report to Stockholders (which includes our consolidated financial statements for the year ended December 31, 2006), accompanies this proxy statement. The Annual Report to Stockholders does not constitute a part of the proxy solicitation materials.

By Order of the Board of Directors,

/s/ Hugh T. Regan, Jr.
Hugh T. Regan, Jr.
Secretary

April 30, 2007

APPENDIX A
inTEST CORPORATION
2007 STOCK PLAN

ARTICLE I
ESTABLISHMENT

      1.1   Purpose. The inTEST Corporation 2007 Stock Plan (the "Plan") is hereby established by inTEST Corporation (the "Company"). The purpose of the Plan is to promote the overall financial objectives of the Company and its stockholders by motivating those persons selected to participate in the Plan to achieve long-term growth in the equity of the Company and by retaining the association of those individuals who are instrumental in achieving this growth. The Plan provides additional incentives to officers and other key employees ("Key Employees"), consultants ("Consultants") and members of the Board of Directors of the Company or its Affiliates, as defined herein ("Directors"), to enter into or remain in the service or employ of the Company or its Affiliates and to devote themselves to the Company's success by granting such individuals an opportunity to acquire or increase their proprietary interest in the Company through receipt of (i) rights (the "Options") to acquire the Company's Common Stock, par value $.01 per share (the "Common Stock"), and (ii) awards of shares of the Common Stock ("Stock Awards").

      1.2   Two-Part Plan. The Plan shall be divided into two sub-plans: the "Key Employee Plan," which will govern benefits for Key Employees, as defined herein, and the "Non-Qualified Plan," which will govern benefits to Directors and Consultants. All provisions hereunder which refer to the "Plan" shall apply to each of the Key Employee Plan and the Non-Qualified Plan.

ARTICLE II
STOCK SUBJECT TO PLAN

      2.1   Aggregate Maximum Number. The aggregate maximum number of shares of the Common Stock for which Options or Stock Awards may be granted under the Plan, including without limitation, the Key Employee Plan, is 500,000 shares (the "Plan Shares"), which number is subject to adjustment as provided in Section 7.6. Plan Shares shall be issued from authorized and unissued Common Stock or Common Stock held in or hereafter acquired for the treasury of the Company. If any outstanding Option granted under the Plan expires, lapses or is terminated for any reason, or if pursuant to the terms of a Stock Award the shares so awarded are forfeited, the Plan Shares allocable to the unexercised portion of such Option, or such forfeited shares of a Stock Award may again be the subject of an Option or Stock Award granted pursuant to the Plan.

ARTICLE III
TERM OF PLAN

      3.1   Term of Plan. The Plan shall commence on the date of approval of the Plan by the Board of Directors of the Company ("Effective Date"), but shall terminate unless the Plan is approved by the stockholders of the Company within twelve months of such date as set forth in Section 422(b)(1) of the Internal Revenue Code of 1986, as amended (the "Code"). Any Options granted pursuant to the Plan prior to approval of the Plan by the stockholders of the Company shall be subject to such approval and, notwithstanding anything to the contrary herein or in any Option Document (as defined below), shall not be exercisable until such approval is obtained. Any Stock Awards granted pursuant to the Plan prior to approval of the Plan by the stockholders of the Company shall not vest until after such approval is obtained. No Option or Stock Awards may be granted under the Plan on or after the date which is ten years after the Effective Date.

ARTICLE IV
ELIGIBILITY

      4.1   Eligibility.

            (a)   Key Employee Plan. Except as herein provided, the persons who shall be eligible to participate in the Key Employee Plan and be granted awards of Options or Stock Awards ("Benefits") shall be those Key Employees who shall be in a position, in the opinion of the Committee, as defined herein, to make contributions to the growth, management, protection and success of the Company and its Affiliates. Of those persons described in the preceding sentence, the Administrator, as herein defined, may, from time to time, select persons to be granted Benefits and shall determine the terms and conditions with respect thereto. In making any such selection and in determining the form of the benefit, the Administrator may give consideration to the person's functions and responsibilities, the person's contributions to the Company and its Affiliates, the value of the individual's service to the Company and its Affiliates and such other factors deemed relevant by the Administrator. The term "Affiliates" shall mean any corporation in which the Company owns, directly or indirectly, 50 percent or more of the voting stock or capital at the time of the granting of the Option or Stock Award.

            (b)   Non-Qualified Plan. NQSOs, as defined herein, and Stock Awards may be granted to Directors and Consultants pursuant to the Non-Qualified Plan as herein provided.

ARTICLE V
STOCK OPTIONS

      5.1   Key Employee Plan Options. Options granted under the Key Employee Plan may be either ISOs, as defined herein, or NQSOs. Each Option granted under the Key Employee Plan is intended to be an incentive stock option ("ISO") within the meaning of Section 422(b) of the Code for federal income tax purposes, except to the extent (i) any such ISO grant would exceed the limitation of subsection 5.3(a) below, (ii) any Option is specifically designated at the time of grant (the "Grant Date") as not being an ISO (an Option which is not an ISO, and therefore is a non-qualified option, is referred to herein as an "NQSO"), or (iii) any Option is granted to a person who is not an employee of the Company or any Affiliate on the Grant Date. Under the Key Employee Plan, Options may be granted to Key Employees at such times, in such amounts, and on such terms and conditions as determined by the Administrator, in accordance with the terms of the Plan, and, in the case of Options granted to any executive officer of the Company, subject to the further approval and recommendation of a majority of the Independent Directors and the Board of Directors. "Independent Director" shall have the same meaning as given to that term in Rule 4200 of NASDAQ's listing standards, as it may from time to time be amended.

      5.2   Non-Qualified Plan Options. Options granted under the Non-Qualified Plan shall be NQSOs. Such Options may be granted to Directors and Consultants at such times, in such amounts, and on such terms and conditions as determined by the Administrator in accordance with the terms of the Plan.

      5.3   Terms and Conditions of Options. Options granted pursuant to the Plan shall be evidenced by written documents ("Option Documents") in such form as the Administrator shall from time to time approve, subject to the following terms and conditions. Option Documents may also contain such other terms and conditions (including vesting schedules for the exercisability of Options) which the Administrator shall from time to time provide which are not inconsistent with the terms of the Plan. Persons to whom Options are granted are hereinafter referred to as "Optionees."

            (a)   Number of Option Shares. Each Option Document shall state the number of shares of Common Stock ("Option Shares") to which it pertains. If the aggregate fair market value of Option Shares with respect to which ISOs are exercisable for the first time by an Optionee during any calendar year (determined as of the date the ISO is granted) and any options granted under other incentive stock option plans of the Company exceed $100,000, the portion of such options in excess of $100,000 shall be treated as options which are not ISOs in accordance with Section 422(d) of the Code.

            (b)   Option Price. Each Option Document shall state the price at which an Option Share may be purchased (the "Option Price"), which shall be not less than 100% of the "Fair Market Value" of a share of the Common Stock on the Grant Date. If the Common Stock is listed on a national securities exchange, the Fair Market Value is the closing price of the Common Stock on the relevant date (or, if such date is not a business day or a day on which quotations are reported, then on the immediately preceding date on which quotations were reported), as reported by the principal national exchange on which such shares are traded (in the case of an exchange). If the Common Stock is not listed on a national securities exchange, the Fair Market Value will be as determined by the Administrator in good faith in accordance with Section 409A of the Code. If an ISO is granted to an Optionee who then owns, directly or by attribution under Section 424(d) of the Code, shares possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, then the Option Price shall be not less than One Hundred and Ten Percent (110%) of the Fair Market Value of an Option Share on the Grant Date.

            (c)   Medium of Payment. An Optionee shall pay for Options Shares (i) in cash, (ii) by bank check payable to the order of the Company or (iii) by such other mode of payment as the Administrator may approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board. Furthermore, the Administrator may provide in an Option Document that payment may be made in whole or in part in shares of the Common Stock held by the Optionee for more than one year. If payment is made in whole or in part in shares of the Common Stock, then the Optionee shall deliver to the Company certificates registered in the name of such Optionee representing shares of Common Stock legally and beneficially owned by such Optionee, free of all liens, claims and encumbrances of every kind and having a Fair Market Value on the date of delivery of such notice that is not less than the Option Price of the Option Shares with respect to which such Option is to be exercised, accompanied by stock powers duly endorsed in blank by the record holder of the shares represented by such certificates. If certificates for shares of the Company's Common Stock delivered to the Company represent a number of shares in excess ("Excess Shares") of the number of shares required to make payment for the Option Price of the Option Shares (or the relevant portion thereof) with respect to which such Option is to be exercised by payment in shares of Common Stock, the stock certificate issued to the Optionee shall represent the total of the Option Shares in respect of which payment is so made plus such Excess Shares. Notwithstanding the foregoing, the Board of Directors, in its sole discretion, may refuse to accept shares of Common Stock in payment of the Option Price. In that event, any certificates representing shares of Common Stock which were delivered to the Company shall be returned to the Optionee with notice of the refusal of the Board of Directors to accept such shares in payment of the Option Price. The Board of Directors may impose such limitations or prohibitions on the use of shares of the Common Stock to exercise an Option as it deems appropriate, subject to the provisions of the Plan.

            (d)   Initial Exercise. The Administrator shall determine and set forth in the Option Document the time at which an Option may first be exercised.

            (e)   Termination of Options. All Options shall expire at such time as the Administrator may determine and set forth in the Option Document, which date shall not be later than the last business date immediately preceding the tenth anniversary of the Grant Date of such Option (the "Expiration Date"). No Option may be exercised later than the Expiration Date. Notwithstanding the foregoing, no Option shall be exercisable after the first to occur of the following:

                  (i)   In the case of an ISO, five years from the Grant Date if, on the Grant Date the Optionee owns, directly or by attribution under Section 424(d) of the Code, shares possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company;

                  (ii)  The date set by the Board of Directors of the Company to be an accelerated expiration date after a finding by the Board of Directors of the Company that a change in the financial accounting treatment for Options from that in effect on the date the Plan was adopted materially adversely affects or, in the determination of the Board of Directors, may materially adversely affect in the foreseeable future, the Company, provided the Board of Directors may take whatever other action, including acceleration of any exercise provisions, it deems necessary should it make the determination referred to hereinabove;

                  (iii) Expiration of one year (or such shorter period as the Administrator may select and set forth in the Option Document) from the date the Optionee's employment or service with the Company terminates for any reason other than circumstances described by Subsection (e)(v), below;

                  (iv)  In the event of a "Change in Control" (as defined in Subsection (f) below), the Administrator can (A) accelerate the Expiration Date of any Option which has vested provided an Optionee who holds an Option is given written notice at least thirty (30) days before the date so fixed, (B) terminate any Option which has not then vested or (C) accelerate the vesting schedule of any Option; or

                  (v)   In the case of an Option granted under the Key Employee Plan, a finding by the Committee, that the Optionee has been discharged from employment with the Company for Cause. For purposes of this Section, "Cause" shall mean: (A) a breach by Optionee of his employment agreement with the Company, (B) a breach of Optionee's duty of loyalty to the Company, including without limitation any act of dishonesty, embezzlement or fraud with respect to the Company, (C) the commission by Optionee of a felony, a crime involving moral turpitude or other act causing material harm to the Company's standing and reputation, (D) Optionee's continued failure to perform his duties to the Company or (E) unauthorized disclosure by Optionee of trade secrets or other confidential information belonging to the Company. In the event of a finding that the Optionee has been discharged for Cause, in addition to immediate termination of the Option, the Optionee shall automatically forfeit all Option Shares for which the Company has not yet delivered the share certificates upon refund of the Option Price.

            (f)   Change of Control. A "Change of Control" shall be deemed to have occurred upon the earliest to occur of the following events:

                  (i)   The date the stockholders of the Company (or the Board of Directors, if stockholder action is not required) approve a plan or other arrangement pursuant to which the Company will be dissolved or liquidated;

                  (ii)  The date the stockholders of the Company (or the Board of Directors, if stockholder action is not required) approve a definitive agreement to sell or otherwise dispose of all or substantially all of the assets of the Company to any "Unrelated Person" or "Unrelated Persons" (as defined below) acting in concert with one another. "Person" means any entity, person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act of 1934. "Unrelated Person" means any Person other than (1) the Company or any of its Affiliates or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates or (2) any Person who, on the date of this Agreement is the beneficial owner of at least twenty percent (20%) of the outstanding Common Stock of the Company. "Affiliates" means any corporation or other business organization in which the Company owns, directly or indirectly, 50% or more of the voting stock or capital;

                  (iii) The date the stockholders of the Company (or the Board of Directors, if stockholder action is not required) and the stockholders of the other constituent corporation (or its board of directors if stockholder action is not required) have approved a definitive agreement to merge or consolidate the Company with or into such other corporation, and such other corporation is an Unrelated Person, other than a merger or consolidation of the Company in which holders of shares of the Common Stock of the Company immediately prior to the merger or consolidation will hold at least a majority of the ownership of common stock of the surviving corporation (and, if one class of common stock is not the only class of voting securities entitled to vote on the election of directors of the surviving corporation, a majority of the voting power of the surviving corporation's voting securities) immediately after the merger or consolidation, which common stock (and, if applicable, voting securities) is to be held in substantially the same proportion as such holders' ownership of the Common Stock of the Company immediately before the merger or consolidation;

                  (iv)  The date any Unrelated Person will have become the beneficial owner of, or will have obtained voting control over, more than forty percent (40%) of the outstanding shares of the Common Stock of the Company; or

                  (v)   The date individuals who, as of the date of this Agreement, constitute the Board of Directors of the Company (the "Incumbent Directors") cease for any reason to constitute a majority of the members of the Board; provided that any individual who becomes a director after the date of this Agreement whose election or nomination for election by the Company's stockholders was approved by a majority of the Incumbent Directors (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened "election contest" relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 under the Exchange Act), "tender offer" (as such term is used in Section 14(d) of the Exchange Act) or a proposed merger) will be deemed to be an Incumbent Director.

            (g)   Transfers. No ISO granted under the Plan may be transferred, except by will or by the laws of descent and distribution. During the lifetime of the person to whom an ISO is granted, such Option may be exercised only by such person. No NQSO under the Plan may be transferred, except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder.

            (h)   Other Provisions. The Option Documents shall contain such other provisions including, without limitation, additional restrictions upon the exercise of the Option or additional limitations upon the term of the Option, as the Administrator shall deem advisable.

            (i)   Amendment. The Administrator shall have the right to amend Option Documents issued to an Optionee, subject to the Optionee's consent if such amendment is not favorable to the Optionee, except that the consent of the Optionee shall not be required for any amendment made in the event of a Change of Control. Notwithstanding the foregoing, the Administrator shall not take any of the following actions without the approval of a majority of the shares present in person or represented by proxy at a duly convened meeting and entitled to vote thereon: (i) reduce the exercise price of an outstanding Option, (ii) exchange an option that has an exercise price that is greater than the Fair Market Value of a share for cash or shares, or (iii) cancel an Option in exchange for a replacement Option.

      5.4   Exercise.

            (a)   Notice. No Option shall be deemed to have been exercised prior to the receipt by the Company of written notice of such exercise and of payment in full of the Option Price for the Option Shares to be purchased. Each such notice shall (i) specify the number of Option Shares to be purchased, (ii) satisfy the securities law requirements set forth in this Section 5.4, and (iii) in the case of an ISO, state that the Optionee acknowledges that the Options Shares may not be sold within one year of exercise or two years from the Grant Date and that the Option must be exercised within three months following termination of employment or, in the case of termination of employment because of death or disability, one year from the date of death or disability, in order to maintain the ISO status of the Option.

            (b)   Restricted Stock. Each exercise notice shall (unless the Option Shares are covered by a then current registration statement or a Notification under Regulation A under the Securities Act of 1933, as amended (the "Securities Act")), contain the Optionee's acknowledgment in form and substance satisfactory to the Company that (i) such Option Shares are being purchased for investment and not for distribution or resale (other than a distribution or resale which, in the opinion of counsel satisfactory to the Company, may be made without violating the registration provisions of the Securities Act); (ii) the Optionee has been advised and understands that (A) the Option Shares have not been registered under the Securities Act and are "restricted securities" within the meaning of Rule 144 under the Securities Act and are subject to restrictions on transfer and (B) the Company is under no obligation to register the Option Shares under the Securities Act or to take any action which would make available to the Optionee any exemption from such registration, (iii) such Option Shares may not be transferred without compliance with all applicable federal and state securities laws, and (iv) an appropriate legend referring to the foregoing restrictions on transfer and any other restrictions imposed under the Option Documents may be endorsed on the certificates. Notwithstanding the above, should the Company be advised by counsel that the issuance of Option Shares upon the exercise of an Option should be delayed pending (A) registration under federal or state securities laws, (B) the receipt of an opinion that an appropriate exemption therefrom is available, (C) the listing or inclusion of the Option Shares on any securities exchange or in an automated quotation system or (D) the consent or approval of any governmental regulatory body whose consent or approval is necessary in connection with the issuance of such Option Shares, the Company may defer the exercise of any Option granted hereunder until either such event in A, B, C or D has occurred.

            (c)   Notice of Disqualifying Disposition. An Optionee shall notify the Administrator if any Option Shares received upon the exercise of an ISO are sold within one year of exercise or two years from the Grant Date.

ARTICLE VI
STOCK AWARDS

      6.1   Grants of Stock Awards. Stock Awards will consist of shares of Common Stock ("Bonus Shares") transferred to recipients ("Recipient"), either without payment therefor or with such payment as may be required by the Administrator, as additional compensation for such Recipient's service to the Company. Stock Awards shall be subject to such terms and conditions as the Administrator determines appropriate as evidenced in a written document (an "Award Document"), including, without limitation, restrictions on the sale or other disposition of such Bonus Shares and rights of the Company to reacquire such Bonus Shares upon termination of the Recipient's employment or service within specified periods.

      6.2   Transferability; Legends. Bonus Shares may be transferred only if (i) the Bonus Shares are securities covered by a then current registration statement or a Notification under Regulation A under the Securities Act, or such transfer complies with the requirements of Rule 144 of the Exchange Act; and (ii) such transfer does not violate any restriction imposed on the Stock Award. The Bonus Shares may bear a legend referring to (x) the restrictions on transferability of such Bonus Shares, or (y) if the Recipient is subject to Section 16 of the Exchange Act at the time the Bonus Shares are issued, the liability which may arise under Section 16 upon disposition of the Bonus Shares.

ARTICLE VII
ADMINISTRATION

      7.1   Administrator. The Administrator for purposes of the Non-Qualified Plan and the Key Employee Plan will be the Compensation Committee of the Board of Directors (the "Committee"). The Committee shall operate and administer the Plan, including the grant of Options and Stock Awards. The Committee may make such interpretations and construction of the Plan as it deems appropriate or necessary from time to time in its sole discretion, such interpretations and construction of the Plan to be final, binding and conclusive.

      7.2   Meetings. The Committee shall hold meetings at such times and places as it may determine. Acts approved at a meeting by a majority of the members of the Committee or acts approved in writing by the unanimous consent of the members of the Committee shall be the valid acts of the Committee.

      7.3   Discretion of Committee and the Board of Directors. The Committee shall from time to time at its discretion grant Benefits pursuant to the terms of the Key Employee Plan and the Board of Directors shall from time to time at its discretion grant Benefits pursuant to the terms of the Non-Qualified Plan. The Administrator, as the case may be, shall have plenary authority to determine the Optionees or Recipients (each a "Participant") to whom and the times at which Benefits shall be granted, the number of Plan Shares to be covered by such grants and the price and other terms and conditions thereof, including a specification with respect to whether an Option is intended to be an ISO, subject, however, to the express provisions of the Key Employee Plan and compliance with Rule 16b-3(d) under the Exchange Act. In making such determinations the Administrator may take into account the nature of the Participant's services and responsibilities, the Participant's present and potential contribution to the Company's success and such other factors as it may deem relevant. The interpretation and construction by the Administrator of any provision of the Plan or of any benefit granted under it shall be final, binding and conclusive.

      7.4   No Liability. No member of the Board of Directors or the Committee shall be personally liable for any action or determination with respect to the Plan or any benefit thereunder, or for any act or omission of any other member of the Board of Directors or the Committee, including but not limited to the exercise of any power and discretion given to him under the Plan, except those resulting from (i) any breach of such person's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law or (iii) any transaction from which such person derived an improper personal benefit.

      7.5   Indemnification. In addition to such other rights of indemnification as he may have as a member of the Board of Directors or the Committee, and with respect to the administration of the Plan and the granting of Benefits hereunder, each member of the Board of Directors and of the Committee shall be entitled to be indemnified by the Company to the fullest extent permitted by applicable law, for all expenses (including but not limited to reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement reasonably incurred by him in connection with or arising out of any action, suit or proceeding with respect to the administration of the Plan or the granting of Benefits hereunder (each a "Proceeding") in which he may be involved by reason of his being or having been a member of the Board of Directors or the Committee, whether or not he continues to be such member of the Board of Directors or the Committee at the time of the incurring of such expenses; provided however, that such indemnity shall not include any expenses incurred by such member of the Board of Directors or Committee in respect of any matter in which any settlement is effected in an amount in excess of the amount approved by the Company on the advice of its legal counsel; and provided further that no right of indemnification under the provisions set forth herein shall be available to or accessible by any such member of the Administrator unless within ten (10) days after institution of any such action, suit or proceeding he shall have offered the Company in writing the opportunity to handle and defend such action, suit or proceeding at its own expense. The foregoing right of indemnification shall inure to the benefit of the heirs, executors or administrators of each such member of the Board of Directors or the Committee and shall be in addition to all other rights to which such member of the Board of Directors or the Committee would be entitled to as a matter of law, contract or otherwise. Expenses (including attorneys' fees) incurred by a member of the Board of Directors or the Committee in defending any Proceeding may be paid by the Company in advance of the final disposition of such Proceeding upon receipt of an undertaking by or such person to repay all amounts advanced if it should be ultimately be determined that such person is not entitled to be indemnified under this Article or otherwise, except that no such advance payment will be required if it is determined by the Board of Directors that there is a substantial probability that such person will not be able to repay the advance payments.

      7.6   Adjustments on Changes in Common Stock. The aggregate number of shares of Common Stock as to which Options or Stock Awards may be granted under the Non-Qualified Plan and the Key Employee Plan, the number of Option Shares covered by each outstanding Option and the Option Price per Option Share specified in each outstanding Option shall be appropriately adjusted in the event of a stock dividend, stock split or other increase or decrease in the number of issued and outstanding shares of Common Stock resulting from a subdivision or consolidation of the Common Stock or other capital adjustment (not including the issuance of Common Stock on the conversion of other securities of the Company which are convertible into Common Stock) effected without receipt of consideration by the Company. The Board of Directors shall have the authority to determine the adjustments to be made under this Section and any such determination by the Board of Directors shall be final, binding and conclusive, provided that no adjustment shall be made which will cause an ISO to lose its status as such.

ARTICLE VIII
MISCELLANEOUS

      8.1   Amendment of the Plan. The Board of Directors at any time, and from time to time, may terminate, suspend, amend or otherwise modify the Plan in such manner as it may deem advisable. Notwithstanding the foregoing, no amendment of the Key Employee Plan which would change the eligibility of employees or the class of employees eligible to receive an Option or Stock Award or increase the maximum number of shares as to which Options or Stock Awards may be granted will be effective unless such action is approved by the stockholders of the Company to the extent stockholder approval is necessary for the Plan to satisfy the requirements of Section 422 of the Code, Rule 16b-3, any applicable securities exchange listing requirements, or other applicable requirements.

      8.2   Continued Employment. The grant of an Option pursuant to the Plan shall not be construed to imply or to constitute evidence of any agreement, express or implied, on the part of the Company to continue the employment of the Participant or the service as a member of the Board of Directors, as a consultant or in any other capacity, whichever the case may be with the Company or any of its Affiliates.

      8.3   Withholding of Taxes. Whenever the Company proposes or is required to issue or transfer Option Shares or Bonus Shares, the Company shall have the right to (a) require the recipient or transferee to remit to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for such Option Shares or Bonus Shares, or (b) take whatever action it deems necessary to protect its interests, including withholding a portion of such Option Shares or Bonus Shares.

APPENDIX B
PROXY CARD

Proxy - inTEST Corporation

ANNUAL MEETING OF STOCKHOLDERS
JUNE 13, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF inTEST CORPORATION

The undersigned, revoking any contrary proxy previously given, hereby appoints Robert E. Matthiessen and Hugh T. Regan, Jr. (the "Proxies"), and each of them jointly and severally, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to appear at the Annual Meeting of Stockholders of inTEST Corporation to be held June 13, 2007, and at any postponement or adjournment of the Annual Meeting of Stockholders, and to vote, as designated on the reverse side of this proxy card, all shares of Common Stock of inTEST Corporation held of record by the undersigned on April 18, 2007, with all the powers and authority the undersigned would possess if personally present. The undersigned confers discretionary authority by this proxy as to matters which may properly come before the meeting or any postponement or adjournment of the Annual Meeting of Stockholders and which are not known to the Board of Directors of inTEST Corporation a reasonable time before this solicitation of proxies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE SIX NOMINEES TO SERVE AS DIRECTORS, APPROVAL OF THE inTEST CORPORATION 2007 STOCK PLAN AND THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OF THIS PROXY CARD. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED "FOR" SUCH PROPOSAL.

The undersigned hereby acknowledges receipt of the proxy statement relating to the foregoing proposals.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING
THE ENCLOSED ENVELOPE, UNLESS VOTING BY TELEPHONE OR INTERNET.

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day 7 days a week!
Instead of mailing this proxy card, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by
12:00 a.m., Eastern Time, on June 13, 2007.

Vote by Internet
Log on to the Internet and go to www.investorvote.com Follow the setups outlined on the secured website.
Vote by telephone
  Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call
  Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A. Proposals - The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 - 3.
1. Election of Directors.
		For	Withhold			For	Withhold			For	Withhold
01	Alyn R. Holt	[ ]	[ ]	02	Robert E. Matthiessen	[ ]	[ ]	03	Stuart F. Daniels, Ph.D.	[ ]	[ ]
04	James J. Greed, Jr.	[ ]	[ ]	05	James W. Schwartz, Esq.	[ ]	[ ]	06	Thomas J. Reilly, Jr.	[ ]	[ ]

(Term to expire at 2008 Annual Meeting)
		For	Against	Abstain			For	Against	Abstain
2.	Approval of the inTEST Corporation 2007 Stock Plan.	[ ]	[ ]	[ ]	3.	Ratification of the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2007.	[ ]	[ ]	[ ]

B. Non-Voting Items
Change of Address - Please print new address below	Comments - Please print your comments below
________________________________________	________________________________________

C. Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below
Please sign exactly as the name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian,, please give full title.
Date (mm/dd/yyyy)	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box
/ /	______________________________________	_____________________________________